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                                                                    EXHIBIT 8.1



                    [LETTERHEAD OF SHEARMAN & STERLING]


                            July 7, 1997



General Electric Company
3135 Easton Turnpike
Fairfield, CT  06431-0001


                              Merger of Greenwich Air Services, Inc.
                                         with and into
                                     GB Merger Corporation
                              ---------------------------------------


Ladies and Gentlemen:

          We have acted as special counsel to General Electric Company, a New York corporation ("GE") in connection with (i) the proposed merger (the "Merger") of Greenwich Air Services, Inc., a Delaware corporation ("Greenwich"), with and into GB Merger Corporation, a Delaware corporation and a wholly-owned, directly held subsidiary of GE ("Merger Sub") pursuant to the Agreement and Plan of Merger, dated as of March 9, 1997 (the "Merger Agreement"), among GE, Greenwich and Merger Sub and (ii) the preparation and filing of the Greenwich-GE Proxy Statement/Prospectus, dated June 13, 1997, of Greenwich and GE. Unless otherwise defined, capitalized terms used herein have the meaning assigned to them in the Merger Agreement.

          In delivering our opinion, we have reviewed the Merger Agreement and the documents attached as Exhibits thereto and have assumed that the representations and warranties therein are true and correct and that the parties have complied with and, if applicable, will comply with the covenants contained therein. In addition, we have reviewed the Greenwich-GE Proxy Statement/Prospectus and have assumed that the statements therein are and will remain true, correct and complete. Any variation or difference in the facts from those set forth or assumed either herein or in the Greenwich-GE Proxy Statement/Prospectus may affect the conclusions stated herein. We have also assumed that representations will be made by GE and Greenwich in letters to us substantially in the forms of Exhibits 7.02(a) and (b) to the Merger Agreement and have assumed that such representations will be true and accurate as of the Effective Time. In addition, we have assumed that adjustments pursuant to

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General Electric Company                    2                       July 7, 1997


Section 2.03(c) of the Merger Agreement will be made to ensure satisfaction of the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code.

          Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will take place in accordance with the terms of the Merger Agreement, it is our opinion that:

          1. The Merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; and

          2. Each of GE, Merger Sub and Greenwich shall be a party to the reorganization within the meaning of Section 368(b).

          It is also our opinion that each of the discussions in the Greenwich-GE Proxy Statement/Prospectus under the captions "SUMMARY--THE MERGER--Material Federal Income Tax Consequences" and "THE MERGER--Material Federal Income Tax Consequences," insofar as each relates to matters of United States federal income tax law, is a fair and accurate summary of such matters. We express no opinion (i) as to whether such descriptions address all of the United States federal income tax consequences of the Merger that may be applicable to Greenwich, GE or any particular Greenwich stockholder or
(ii) as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Greenwich-GE Proxy Statement/Prospectus under the captions "SUMMARY--THE MERGER--Material Federal Income Tax Consequences" and "THE MERGER--Material Federal Income Tax Consequences." There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

          No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

          We consent to the filing of this opinion as an exhibit to the Greenwich-GE Proxy Statement/Prospectus and to the reference to Shearman & Sterling under the captions

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General Electric Company                    3                      July 7, 1997


"THE MERGER--Material Federal Income Tax Consequences" and "LEGAL MATTERS" in the Greenwich-GE Proxy Statement/Prospectus.


                                                Very truly yours,


                                                SHEARMAN & STERLING


MKW/AFS